Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Offering Circular of our report dated March 11, 2016, relating to the consolidated financial statements of Lyons Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2015 and 2014. We also consent to the reference to our firm under the heading “Experts” in the Offering Circular.

/s/ Bonadio & Co., LLP

Bonadio & Co., LLP

Syracuse, New York

March 15, 2016